SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            RELIASTAR FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                            RELIASTAR FINANCIAL CORP.

                                  -------------

                            NOTICE OF ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT

                                  -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 14, 1998



To Our Shareholders:

On behalf of your Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of ReliaStar Financial Corp. The meeting will be held at 10:00 o'clock a.m., Minneapolis time, on May 14, 1998, at the general offices of the Corporation at 20 Washington Avenue South, Minneapolis, Minnesota. The accompanying Notice of Annual Meeting and Proxy Statement describe the proposals to be considered at the meeting. I encourage you to read this material, sign and date your proxy, and return it in the enclosed envelope whether or not you plan to attend the meeting in person.



                                        Sincerely,


                                        John G. Turner
                                        Chairman and Chief Executive Officer

                            RELIASTAR FINANCIAL CORP.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 14, 1998

         The Annual Meeting of ReliaStar Financial Corp., a Delaware corporation, will be held on Thursday, May 14, 1998, at 10:00 o'clock a.m., Minneapolis time, at the general offices of the Corporation, 20 Washington Avenue South, Minneapolis, Minnesota 55401, for the following purposes:

         1.       To elect three directors for terms expiring in 2001.

         2. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Corporation's independent public accountants for 1998.

         3. To transact such other business as may properly come before the meeting and any adjournments thereof.

         Holders of record of Common Stock at the close of business on March 17, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

         All shareholders are cordially invited to attend the Annual Meeting.


                       BY ORDER OF THE BOARD OF DIRECTORS



                                Richard R. Crowl
                                    Secretary
March 24, 1998

-------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING.

-------------------------------------------------------------------------------

                                 PROXY STATEMENT

         The enclosed proxy is solicited by the Board of Directors of ReliaStar Financial Corp. ("Corporation") for the Annual Meeting of the Corporation to be held on Thursday, May 14, 1998, at 10:00 o'clock a.m. Minneapolis time, at the general offices of the Corporation, 20 Washington Avenue South, Minneapolis, Minnesota 55401, and for any and all adjournments thereof.

         This Proxy Statement will be mailed on or about March 24, 1998. Shares of common stock of the Corporation ("Common Stock") represented by a proxy in the form solicited will be voted in accordance with the shareholder's instructions contained therein. In the absence of contrary instructions, shares represented by these proxies will be voted FOR the proposals set forth herein and as determined by the Board on any other matter properly brought before the Annual Meeting. A proxy may be revoked at any time before being voted by filing written notice with the Corporation, by executing and filing a new proxy with the Corporation, or by voting in person at the Annual Meeting. Notice to the Corporation should be addressed to the Secretary of the Corporation, 20 Washington Avenue South, Minneapolis, Minnesota 55401.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         Shareholders of record at the close of business on March 17, 1998 are entitled to receive notice of and to vote at the Annual Meeting and any and all adjournments. As of March 17, 1998 there were outstanding 90,867,948 shares of Common Stock of the Corporation. Each share of Common Stock is entitled to one vote. Participants in the ReliaStar Success Sharing Plan and ESOP are entitled to instruct the trustee on how to vote all shares of the Corporation's Common Stock allocated to their accounts under such plan and will receive a separate proxy for voting such shares. The Success Sharing Plan and ESOP provides that shares for which the trustee receives no voting instructions from participants, including unallocated shares, will be voted by the trustee in the same proportion as shares for which instructions are received.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any proposal submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                     BENEFICIAL OWNERS OF VOTING SECURITIES

         The Corporation is subject to the insurance holding company laws of the states in which its insurance subsidiaries are domiciled. Under those laws, no person or group may acquire "control" of the Corporation without first obtaining the approval of the insurance commissioner in each such state pursuant to procedures prescribed by statute which may require notice to interested parties and a public hearing. "Control" for this purpose is the ownership of 10% or more of the Corporation's voting securities unless the acquiring party files a disclaimer of affiliation which shows that control does not exist in fact. The Corporation's insurance subsidiaries are domiciled in Connecticut, Minnesota, New York, Virginia, and Washington.

         Beneficial owners of more than five percent of the Corporation's outstanding voting securities, based on information supplied to the Corporation, are as follows:

         NAME OF                               AMOUNT AND NATURE OF   PERCENT OF
         BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP    CLASS(1)
         ----------------                      --------------------    --------
         FMR Corp.                                 8,409,315 (2)        9.25%
         82 Devonshire Street,
         Boston MA 02109

         Wilmington Trust Company                  4,916,464 (3)        5.41%
         1100 North Market Street,
         Wilmington, DE 19890

(1)      Based upon shares outstanding as of the record date.

(2) As of December 31, 1997. FMR Corp. has sole voting power as to 391,920, shared voting power as to 0, sole dispositive power as to 8,409,315 and shared dispositive power as to 0 of the reported shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares. No such person on whose behalf FMR Corp. owns Common Stock has an interest that exceeds 5% of the shares outstanding. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 7,731,095 shares as a result of acting as investment adviser to several investment companies ("Funds") registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 7,731,095 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 678,220 of the reported shares as a result of serving as an investment manager of one or more institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 678,220 shares and sole power to vote or to direct the voting of 391,920 shares, and no power to vote or to direct the voting of 286,300 shares owned by the institutional account(s). Edward C. Johnson 3d and Abigail
         P. Johnson, who own 12.0% and 24.5% respectively of the outstanding voting stock of FMR Corp., together with trusts for the benefit of family members, form a controlling group (representing approximately 49% of the voting power of FMR Corp.) with respect to FMR Corp.

(3) As of December 31, 1997. These shares were held in trust either for the benefit of participants in the ESOP portion of the Corporation's Success Sharing Plan and ESOP or for personal trust accounts. Wilmington Trust Corporation and its wholly-owned subsidiary, Wilmington Trust Company, had shared voting power as to 4,760,800 of the reported shares due to such companies' role as Trustee of the ESOP portion of the Corporation's Success Sharing Plan and ESOP. Such companies also acted as trustee for personal trust accounts holding 155,664 shares. The Trustee had sole dispositive and voting power as to 2,300 of these shares, shared dispositive power as to 153,364 of these shares, and shared voting power as to 150,214 of these shares.

         Effective January 1, 1998, Northern Trust Company succeeded Wilmington Trust Company as trustee of the Corporation's Success Sharing Plan and ESOP. Also effective January 1, 1998, the Security-Connecticut Corporation's Employees' Savings and Profit Sharing Plan merged into the Corporation's Success Sharing Plan and ESOP as a result of the July 1, 1997 acquisition of Security-Connecticut Corporation by the Corporation. As of March 17, 1998, there were 5,871,109 shares in the Corporation's Success Sharing Plan and ESOP. Of these shares, 2,171,088 shares were allocated to participants and 3,700,021 were unallocated. See the discussion on page 2 under the caption Outstanding Shares and Voting Rights concerning voting rights under the Corporation's Success Sharing Plan and ESOP.

         Ownership of equity securities of the Corporation by its directors and executive officers as of February 28, 1998 is shown below. No individual director or executive officer has beneficial ownership of more than one percent of the Corporation's equity securities. Directors and executive officers as a group beneficially own 2.95% of the Corporation's Common Stock.


                                                         AMOUNT AND NATURE OF BENEFICIAL
                                                            OWNERSHIP OF COMMON STOCK
                                            ----------------------------------------------------------
NAME                                                OWNED          OPTIONS (2)            TOTAL
----                                                -----          ------------           -----
Carolyn H. Baldwin                                 698 (1)             4,499                5,197
David C. Cox                                    12,337 (1)             4,499               16,836
Luella Gross Goldberg                           60,351 (1)(3)          4,499               64,850
William A. Hodder                               43,412 (1)             4,499               47,911
James J. Howard                                  8,060 (1)             4,499               12,559
Randy C. James                                   5,582 (1)             4,499               10,081
Richard L. Knowlton                             25,041 (1)             4,499               29,540
David A. Koch                                   10,793 (1)             4,499               15,292
Richard M. Kovacevich                            9,931                 4,499               14,430
Glen D. Nelson                                  50,297 (1)(3)          4,499               54,796
James J. Renier                                 15,732 (1)             4,499               20,231
John G. Turner                                 205,765 (3)(4)        351,710              557,475
John H. Flittie                                167,786 (3)(4)        200,822              368,608
Steven W. Wishart                              126,560 (3)(4)        192,259              318,819
Ronald D. Jarvis                                77,255 (3)(4)        103,344              180,599
Michael J. Dubes                                85,472 (3)(4)        108,651              194,123
Directors and Executive
  Officers as a group
  (22 persons)                               1,234,677 (1)(3)(4)   1,446,780            2,681,457
--------------

(1) Includes Common Stock that each of the following individual directors has a right to receive upon termination as a director and which is beneficially owned by each such director through a rabbi trust established by the Corporation: Ms. Baldwin, 341 shares; Mr. Cox, 1,781 shares; Mrs. Goldberg, 31,956 shares; Mr. Hodder, 15,898 shares; Mr. Howard, 4,683 shares; Mr. James, 3,384 shares; Mr. Knowlton, 1,901 shares; Mr. Koch, 1,935 shares; Dr. Nelson, 3,654 shares; Dr. Renier, 1,942 shares. See the discussion on page 2 regarding the voting rights of these directors in the Common Stock held by the rabbi trust.

(2)     Includes options exercisable within 60 days of February 28, 1998.

(3) Includes shares of Common Stock held by family members as follows: Mrs. Goldberg, 884 shares; Dr. Nelson, 8,698 shares; Mr. Turner, 20,456 shares; Mr. Flittie, 24,250 shares; Mr. Wishart, 29,085 shares; Mr. Jarvis, 12,236 Mr. Dubes, 17,978 shares. Dr. Nelson and Mr. Turner each disclaim beneficial ownership of these shares held by family members.

(4) Includes shares of Common Stock held by the Trustee of the Corporation's Success Sharing Plan and ESOP on behalf of the named individuals as follows: Mr. Turner, 19,622 shares; Mr. Flittie, 5,199 shares; Mr. Wishart, 11,074 shares; Mr. Jarvis, 63 shares; Mr. Dubes, 8,472 shares; directors and executive officers as a group, 74,499 shares.

                      EXPENSES AND METHODS OF SOLICITATION

         The Corporation will bear the expenses of the solicitation of proxies which it will conduct principally by mail. In addition, certain officers and employees of the Corporation may solicit proxies personally, by telephone or by special letter, at the Corporation's expense, and the Corporation may also reimburse brokers, custodians, nominees and fiduciaries for expenses in sending proxies and proxy material to their principals and beneficial owners.

         The Corporation has retained Georgeson & Company Inc. to assist it in the distribution of proxies for a total estimated fee of $7,000 plus expenses.


               SHAREHOLDER PROPOSALS AND MISCELLANEOUS INFORMATION

         Shareholder proposals to be presented at the 1999 Annual Meeting of the Corporation must be received by the Corporation not later than November 26, 1998 if they are to be considered for inclusion in the Corporation's Proxy Statement and identified in its form of proxy for the 1999 Annual Meeting. See also procedures of Board Affairs Committee for Director nominations as noted on page 8.

         So far as the Board of Directors and the management of the Corporation are aware, no matters other than those described in the Notice of 1998 Annual Meeting and in this Proxy Statement will be acted upon at the meeting. However, if other matters properly come before the 1998 Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with direction provided by the Board of Directors on such other matters.

         The annual report of the Corporation for 1997, including financial statements which are incorporated herein by reference, is enclosed with this Notice and Proxy Statement. Additional copies of the Annual Report and copies of the Form 10K may be obtained from the Secretary of the Corporation, 20 Washington Avenue South, Minneapolis, Minnesota 55401.



                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Corporation's Certificate of Incorporation provides that the Board of Directors shall consist of not less than six nor more than eighteen persons. The Board is divided into three classes, and directors of one class are elected each year for a term of three years. Each class shall consist of not less than two nor more than six directors. The Board has determined that the class of directors to be elected in 1998 for a term of three years shall be set at three and has nominated William A. Hodder, Richard L. Knowlton and John G. Turner for election to the Board for terms expiring in 2001. Each nominee is currently a director of the Corporation. The affirmative vote of the holders of a majority of the outstanding shares present in person or by proxy at the Annual Meeting and eligible to vote will be required to approve the proposed election of directors. The Board recommends that shareholders vote FOR the nominees listed below. Proxies solicited by the Board will be so voted unless shareholders specify otherwise on their proxies. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting, it is intended that the proxies will vote in favor of the remaining nominees and such other person as the proxies may determine.

         Periods of service as directors and executive officers shown below include service in such capacities prior to 1989 for ReliaStar Life Insurance Company ("ReliaStar Life"). The Corporation became a successor to ReliaStar Life, formerly Northwestern National Life Insurance Company, through a 1989 merger by which ReliaStar Life became a wholly-owned subsidiary of the Corporation.

NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2001


WILLIAM A. HODDER, age 66, director since 1979

Retired Chairman and Chief Executive Officer, Donaldson Company, Inc. (manufacturer of filters and noise abatement equipment) since 1996, Chairman and Chief Executive Officer from 1994 to 1996, Chairman, President and Chief Executive Officer from 1985 to 1994; Director of Musicland Stores Corporation, Norwest Corporation, Supervalu Inc. and Tennant Company.


RICHARD L. KNOWLTON, age 65, director since 1988

Chairman of the Board of The Hormel Foundation (charitable foundation that controls 41.7% of Hormel Foods Corporation) since 1995; Chairman of the Board, Hormel Foods Corporation from 1993 to 1995, Chairman and Chief Executive Officer from 1992 to 1993, Chairman, President and Chief Executive Officer from 1981 to 1992; Director of U. S. Bancorp., Mayo Foundation, Perth Corp. and Supervalu Inc.


JOHN G. TURNER, age 58, director since 1983

Chairman and Chief Executive Officer of the Corporation and ReliaStar Life since 1993, Chairman, President and Chief Executive Officer in 1993, President and Chief Executive Officer from 1991 to 1993, President and Chief Operating Officer from 1986 to 1991; Director of subsidiaries of the Corporation.



DIRECTORS WHOSE CURRENT TERMS EXPIRE IN 2000


DAVID C. COX, age 60, director since 1988

Former President and Chief Executive Officer, Cowles Media Company (communications and publishing) since March 19, 1998, President and Chief Executive Officer from 1985 to 1998; Director of National Computer Systems, Inc. and Tennant Company.


LUELLA GROSS GOLDBERG, age 61, director since 1976

Chair, Board of Trustees, University of Minnesota Foundation since 1996, Trustee since 1976; Trustee Emerita of the Board of Trustees of Wellesley College since 1996, Trustee from 1978 to 1996, Acting President during 1993, Chairman of the Board of Trustees from 1985 to 1993; Director of TCF Financial Corporation, Hormel Foods Corporation, Communication Systems, Inc. and Piper Funds.


RANDY C. JAMES, age 50, director since 1994

Management Consultant since 1993; Group Executive Vice President, Bank of America (banking and financial services) from 1992 to 1993; Chairman and Chief Executive Officer, Bank of America, Oregon (banking and financial services) from 1991 to 1992; Vice Chairman, Seafirst Bank prior to 1991; Director Charter Bank (founder) and P.P.F. Financial.

DAVID A. KOCH, age 67, director since 1981

Chairman, Graco Inc. (manufacturer of fluid handling equipment) since 1996, Chairman and Chief Executive Officer from 1985 to 1995; Director of Graco Inc., Federal Reserve Bank of Minneapolis and SurModics, Inc.


JAMES J. RENIER, age 68, director since 1985

Retired Chairman and Chief Executive Officer, Honeywell Inc. (global controls company) since 1994, Chairman of the Executive Committee from 1993 to 1994, Chairman and Chief Executive Officer from 1988 to 1993; Director of Deluxe Corporation and KLM Royal Dutch Airlines.


DIRECTORS WHOSE CURRENT TERMS EXPIRE IN 1999


CAROLYN H. BALDWIN, age 49, director since 1993

Vice President of The Coca-Cola Company (manufacturer, distributor and marketer of non-alcoholic beverages) and President of Coca-Cola Financial Corporation (provides loans and leases to bottlers) since 1997, Vice President and Chief of Internal Audits Worldwide from 1993 to 1997, President of Coca-Cola Financial Corporation from 1991 to 1993.

JOHN H. FLITTIE, age 61, director since 1993

President and Chief Operating Officer of the Corporation and ReliaStar Life since 1993, Senior Executive Vice President and Chief Operating Officer from 1992 to 1993, Senior Executive Vice President from 1991 to 1992, Executive Vice President and Chief Financial Officer from 1989 to 1991; President of ReliaStar United Services Life Insurance Company and ReliaStar Life Insurance Company of New York since 1996; Director of Community First Bankshares, Inc. and subsidiaries of the Corporation.

JAMES J. HOWARD, age 62, director since 1993

Chairman of the Board, President and Chief Executive Officer, Northern States Power Company (electric and gas utility company) since 1994, Chairman and Chief Executive Officer from 1988 to 1994; Director of Northern States Power Company, Ecolab, Inc., Federal Reserve Bank of Minneapolis, Honeywell Inc. and Walgreen Company.

RICHARD M. KOVACEVICH, age 54, director since 1988

Chairman and Chief Executive Officer, Norwest Corporation (bank holding company) since 1997, Chairman, President and Chief Executive Officer from 1995 to 1997, President and Chief Executive Officer from 1993 to 1995, President and Chief Operating Officer from 1989 to 1993; Director of Norwest Corporation, Northern States Power Company, Dayton Hudson Corporation and PETsMART, Inc.

GLEN D. NELSON, age 60, director since 1979

Vice Chairman, Medtronic, Inc. (manufacturer of implantable medical devices) since 1988; Director of Medtronic, Inc., The St. Paul Companies, Inc. and Carlson Holdings, Inc.

                      COMMITTEES OF THE BOARD OF DIRECTORS


         The Corporation's Board has established the following standing committees:

         EXECUTIVE COMMITTEE. When the Board is not in session, the Executive Committee has the powers of the Board. The Executive Committee held two meetings in 1997. Current members are Directors Turner (Chair), Flittie, Goldberg, Hodder, Knowlton, Kovacevich and Renier.

         FINANCE COMMITTEE. The Finance Committee considers investment policy, shareholder dividends and matters of corporate finance, including capitalization and financing policies. Seven Finance Committee meetings were held during 1997. Current members are Directors Turner (Chair), Flittie, Goldberg, Hodder, Knowlton, Kovacevich and Renier.

         AUDIT COMMITTEE. The Audit Committee reviews annual financial statements of the Corporation prior to release to the public, examines and reviews the internal and external audits of the Corporation's accounts and advises in the selection of the Corporation's auditor. The Audit Committee met two times during 1997. Current members are Directors Koch (Chair), Baldwin, Cox, Howard, James and Nelson.

         BOARD AFFAIRS COMMITTEE. The Board Affairs Committee advises the Board concerning selection of the Chief Executive Officer, recommends candidates for election to the Board, advises the Board regarding its committee structure and compensation, and approves guidelines for the Corporation's charitable contributions programs. The Committee held three meetings during 1997. The Committee will consider candidates for election to the Board recommended by shareholders if any such recommendation is submitted in writing to the Secretary of the Corporation no later than December 31 preceding the Annual Meeting, together with information which will enable the Committee to evaluate the qualifications of the recommended nominee. Current members are Directors Goldberg (Chair), Baldwin, Hodder, Knowlton, Koch and Nelson.

         PERSONNEL AND COMPENSATION POLICY COMMITTEE. The Personnel and Compensation Policy Committee reviews and approves, or, where appropriate, recommends to the Board for approval, compensation and benefit plans for employees and retirees of the Corporation and its subsidiaries, assists the Board in the evaluation of the Chief Executive Officer's performance, makes recommendations concerning the Chief Executive Officer's compensation, evaluates succession plans and provides oversight concerning equal employment opportunity programs. The Committee met three times during 1997. Current members are Directors Hodder (Chair), Cox, Goldberg, Howard, James, Kovacevich and Renier.

         The Board held eight regular meetings during 1997. Each director attended at least 75 percent of the combined total number of meetings of the Board and committees of the Board on which each director served during 1997.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under federal securities laws, the Corporation's directors, executive officers and holders of more than 10% of a registered class of the Corporation's equity securities are required to file reports of their ownership of the Corporation's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Corporation is required to disclose in this proxy statement any failures to file required reports or late filings during 1997. Based on the written representations of the Corporation's insiders, all of these filing requirements were satisfied, except that the following individuals each filed one late report: Mr. Chris Schreier filed a late report on Form 3 upon becoming the Corporation's Chief Accounting Officer and Controller and Mr. Steven Wishart and Mr. Craig Rodby, former executive officers, each filed one late report on Form 4 due to a mailing delay in the Corporation's internal mail department.

                             EXECUTIVE COMPENSATION

PERSONNEL AND COMPENSATION POLICY COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Personnel and Compensation Policy Committee of the Board of Directors ("Committee") is responsible for developing the Corporation's executive compensation policies and making recommendations to the Board with respect thereto. In addition, the Committee makes annual recommendations to the Board concerning the compensation to be paid to the Chief Executive Officer ("CEO") and determines the compensation to be paid to the executive officers of the Corporation named in the Summary Compensation Table as a group. The Committee also administers all aspects of the Corporation's executive compensation program, including its stock incentive plans. The Committee is composed entirely of outside directors.

         COMPENSATION PHILOSOPHY. The Committee's philosophy with regard to the executive compensation programs is to (i) emphasize the correlation between executive pay and the Corporation's performance relative to plan and to peer companies; (ii) reward long-term performance; and (iii) strengthen the link between management's and shareholders' interests by encouraging management's ownership of the Corporation's stock.

         The executive compensation program in effect for 1997 is consistent with the Corporation's practices for the past several years. This pay strategy is to provide aggregate salary and incentive compensation based on market compensation percentile targets linked to the Corporation's performance. The objective of the program is to pay well below the market median for threshold levels of performance, at or slightly above the median for par performance, and significantly above the median for superior performance. With the involvement of external consultants, market percentiles are determined for the Corporation's peer group and other diversified insurance companies for each component of pay (base salary, annual cash compensation, and total compensation) based on survey data and proxy statement information. The "peer group" is a group of publicly traded companies approved by the Committee which compete in the Corporation's primary lines of business. There are currently 21 companies in the peer group, including the Corporation and all five of the companies included in the S&P Life Insurance Index depicted in the performance graph on page 14. The peer group is subject to occasional change as the Corporation or its competitors change their focus, as members of the peer group merge or are acquired, or as new competitors emerge.

         BASE SALARY. In July, 1997 the Committee approved an increase in the CEO's base salary. The Committee based this recommendation on the Board's subjective evaluation of Mr. Turner's performance relative to pre-established factors relating to corporate performance, leadership, strategy, financial results, talent management, board relations and communication/external relations. These criteria were not assigned specific weights for purposes of this evaluation. In reaching its decision to recommend an increase in the CEO's base salary, the Committee considered the Board's evaluation of Mr. Turner's performance during the previous twelve months and his salary relative to the percentile target of the peer group along with the recommendation of external consultants.

         In February, 1997, the Committee considered and approved salary increases for each of the other named executive officers based on the CEO's evaluation of each executive's 1996 performance and consideration of each executive's salary relative to the percentile targets established for each position. These performance evaluations were conducted in accordance with a process used throughout the Corporation. This process based the performance rating for each executive officer on the accomplishment of specific objectives. These objectives varied for each executive officer and related to factors such as sales, earnings, investment quality and expense management.

         ANNUAL BONUSES. The annual incentive bonuses paid for 1997 to the CEO and other named executive officers were paid pursuant to the Annual Incentive Bonus Plan for Designated Executive Officers ("Annual Bonus Plan"). This Annual Bonus Plan complies with the requirements of Section 162(m) of the Internal Revenue Code and compensation paid pursuant to the Annual Bonus Plan is fully tax-deductible to the Corporation. Under the Annual Bonus Plan, the Corporation must achieve an after-tax operating income return on common equity ("ROE") for the Annual Bonus Plan year of at least 10.7% in order for any annual incentive bonuses to be paid to the eight covered executive officers. The Corporation surpassed this goal for 1997. If the ROE goal is achieved, a maximum bonus pool is created which equals two percent of income from continuing operations for the Annual Bonus Plan year before income taxes, realized investment gains and losses, extraordinary items and the cumulative effect of accounting changes. The total bonus pool amount for 1997 payments was $6,693,000. The Annual Bonus Plan provides that the maximum bonuses that can be paid to the CEO and to the COO are 20% and 17%, respectively, of the bonus pool amount for the Annual Bonus Plan year, and that the maximum bonus to any of six other executive officers covered under the Annual Bonus Plan may not exceed 10.5% of the bonus pool amount. For 1997, the maximum bonuses that could be paid to the CEO and COO were $1,339,000 and $1,138,000 respectively, and the maximum bonus payable to each of the other named executive officers was $702,667.

         Although the Annual Bonus Plan specifies the maximum annual bonuses which may be paid to any covered executive for a Annual Bonus Plan year, the Committee exercised discretion, as permitted under the Annual Bonus Plan and
Section 162(m), to pay lesser annual incentive bonuses for 1997 to the covered executive officers. The Committee determined these actual bonuses based on the Enterprise Performance Factor, a factor based on operating ROE, operating earnings per share, and capital gains/losses for 1997 compared to planned goals for these measures. Operating earnings of the Corporation for 1997 were affected by a charge to earnings for restructuring and other nonrecurring expenses of approximately $14 million (after tax) during the fourth quarter of 1997. Management recommended and the Committee determined that the effect of the charge should be reflected in the computation of the Enterprise Performance Factor thereby reducing the payouts under the Annual Bonus Plan. In some cases, performance compared to business unit goals and the attainment of individual performance goals approved by the Committee are considered in the bonus computation. The portion of the annual incentive attributable to the Enterprise Performance Factor is 100 percent for the CEO, 80 percent for the COO, and 50 percent for the other named executive officers. In addition, the Committee established a threshold increase in per share operating income over the previous year below which no bonus based on the Enterprise Performance Factor would be payable. The award level opportunity for 1997, as a percentage of base annualized salary, for achievement of the threshold, par and maximum goals, respectively, was 37.5%, 75%, and 112.5% for the CEO, 30%, 60%, and 90% for the COO, and 25%, 50%, and 75% for the other named executive officers. The Corporation's 1997 performance relative to the Enterprise Performance Factor was approximately two-thirds of the way between the threshold and par goals. This resulted in awards on the Enterprise Performance Factor approximately two-thirds of the way between the threshold and par levels for the named executive officers.

         LONG-TERM INCENTIVE COMPENSATION. The Corporation's executive long-term incentive compensation program ("Program") has performance goals based on the Corporation's total shareholder return ("TSR") relative to the same peer group used for compensation and financial performance comparison purposes. The Committee believes that the Program links the long-term incentive reward system to long-term corporate performance and the creation of shareholder value.

         Awards are calculated based on the Corporation's quarterly average TSR for each three-year performance cycle compared to the quarterly average TSR achieved by each member of the peer group. Threshold, par and maximum performance levels are defined as percentile rankings relative to the peer group, with the par level representing performance at the 60th percentile of the peer group. The Program has overlapping three-year performance cycles such that one performance cycle ends each year. The award level opportunity for each three-year performance cycle under this Program, as a percentage of base annualized salary, is 16.25%, 65% and 130% for achievement of threshold, par and maximum TSR goals, respectively, for the CEO; 15%, 60% and 120%, respectively, for the COO; and 12.5%, 50% and 100%, respectively, for the other named executive officers. Performance relative to the peer group for the three-year performance cycle ended December 31, 1997 produced awards at the maximum level, reflecting the Corporation's rank within the peer group. The Corporation's independent public accountants perform certain agreed-upon procedures relative to the calculation of performance-based compensation before awards are paid.

         STOCK-BASED COMPENSATION. The Board of Directors and the Committee believe that stock ownership by management is a major incentive in building shareholder value and aligning the interests of employees and shareholders. To encourage increased ownership of the Corporation's stock by management, the Committee in 1993 established stock ownership targets, expressed as a multiple of base salary, for each member of the Corporation's senior management. These target ownership levels are to be achieved over a seven-year period. To offer opportunities to executives to accomplish these stock ownership objectives, the Corporation's 1993 Stock Incentive Plan ("Stock Plan") authorizes the Committee to make awards of stock options and restricted and unrestricted shares of Common Stock to key employees. The Stock Plan also provides for grants of replacement stock options and features a deposit share program which provides executives with an opportunity to attain their stock ownership objectives.

         In 1997, the Committee awarded options to purchase 341,426 shares of the Corporation's Common Stock to the named executive officers, including 150,000 options awarded to the CEO. The exercise price for each grant was the fair market value as of the date of grant. Of these options, 222,200 were awarded in connection with the Committee's philosophy to make annual stock option grants in amounts determined by reference to the executives' base salaries. The multiples of salary are determined annually by the Committee based on each executive's position and responsibility and based on total compensation percentile targets. The option multiple may be adjusted based on the executive's most recent performance and a subjective evaluation of the executive's future contribution to the Corporation.

         The Committee does not specifically consider the number of options already held by the executive in determining the size of the annual stock option grants. Generally, one-third of the stock options granted to each officer vests and becomes exercisable on each of the first three anniversaries of the date of grant. To encourage early exercise of stock options during their ten-year term, the stock options awarded by the Committee in 1997 to the named executive officers include a replacement stock option feature. When these options are exercised, the executive will be awarded replacement stock options to purchase, at the fair market value on the date of exercise of the underlying options, the number of shares used by the executive to pay the purchase price (or which would have been used if the shares had been tendered instead of cash) and the number of shares withheld by the Corporation or remitted by the executive in payment for withholding taxes. The replacement stock options have a term equal to the remaining term of the underlying options. They vest and become exercisable six months after they are granted. The annual and replacement stock option awards granted to the named executive officers in 1997 by the Committee were nonqualified stock options.

         The Stock Plan also authorizes the Committee to make restricted stock awards to eligible participants pursuant to the terms of a deposit share program. This program allows eligible participants who deposit unrestricted shares of the Corporation's common stock with the Corporation to receive an award of restricted stock. This program is designed to encourage eligible executives to take payment of specified portions of their awards under the Corporation's annual incentive compensation programs in the form of shares, as opposed to cash, and to agree to hold these shares for an extended period. Eligible participants, the number of shares permitted to be deposited with the Corporation, and the number of matching restricted shares to be awarded are determined annually by the Committee in consideration of total compensation percentile targets and the progress of the named executive officers as a group in attaining their share ownership objectives. For 1997 incentive awards payable in February 1998, the Committee determined that the named executive officers and about 60 other key employees would be eligible to elect to deposit shares with a fair market value of up to one-fourth of a participant's annual incentive compensation award for 1997. To receive a restricted stock award, the participant had to elect to receive payment of a specified percentage of incentive awards for 1997 in shares deposited with the Corporation. The Committee determined to match each share deposited with one-half of a restricted share and provided that fifty percent of the restricted shares granted would vest three years and fifty percent would vest five years after the date of deposit. The restricted shares may not be sold, exchanged, transferred or otherwise disposed of until they are vested, but the participants are entitled to vote and receive dividends on them until the restricted period ends. If the shares deposited by the participants are withdrawn prior to the vesting of the matching restricted shares, the participant forfeits a proportional amount of the nonvested restricted shares. Except in the event of a disability, retirement as defined in the Stock Plan, or death, the participant will forfeit any nonvested restricted shares upon his/her termination of employment.

         POLICY WITH REGARD TO TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Securities and Exchange Commission requires this Report of the Committee on Executive Compensation to address the Corporation's policy with respect to eligibility for deductibility under Section 162(m) of the Internal Revenue Code of compensation paid to its executive officers. The Corporation has adopted the Annual Bonus Plan, as previously described in this report, which is designed to preserve the Corporation's federal income tax deduction for annual incentive bonuses paid to executive officers of the Corporation. In addition, the Program and the Stock Plan are both structured in a manner to preserve the Corporation's ability to deduct award payments and to realize a tax deduction for stock option exercise gains under Section 162(m). The Committee intends to take the steps it deems advisable to allow the Corporation to deduct future compensation amounts paid to the named executive officers to the extent it is possible to do so without compromising the ability of the Corporation's compensation plans to motivate and reward excellent performance.


                                    The Members of the Committee:

                                    WILLIAM A. HODDER (CHAIR)
                                    DAVID C. COX
                                    LUELLA G. GOLDBERG
                                    JAMES J. HOWARD
                                    RANDY C. JAMES
                                    RICHARD M. KOVACEVICH
                                    JAMES J. RENIER

SUMMARY COMPENSATION TABLE

      The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the CEO and the four other highest paid executive officers of the Corporation:

                                                                                    LONG TERM COMPENSATION
                                                                               -------------------------------
                                                         ANNUAL                        AWARDS           PAYOUTS
                                                      COMPENSATION             ----------------------   ------
                                              -------------------------------- RESTRICTED  SECURITIES
                                                                  OTHER ANNUAL   STOCK     UNDERLYING     LTIP        ALL OTHER
                                              SALARY     BONUS    COMPENSATION   AWARDS     OPTIONS     PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR      ($)(1)     ($)(2)       ($)        ($)(3)     (#)(4)       ($)(5)          ($)
---------------------------         ----      -------    -------  ------------   -------    -------     -------      -----------
John G. Turner, Chairman and        1997      673,077    441,249          0       61,219    150,000      910,000       87,069(6)
Chief Executive Officer             1996      623,654    506,923          0       60,009     65,000      739,375       93,492(7)
                                    1995      586,269    499,216          0      119,635     32,058      764,400       81,452(8)

John H. Flittie, President          1997      503,846    258,361          0       37,179     67,832      624,000       35,488(6)
and Chief Operating                 1996      451,923    309,860          0       36,544     38,704      483,000       53,732(7)
Officer                             1995      425,100    306,239          0      263,656     21,040      505,680       53,802(8)

Steven W. Wishart, Senior Vice      1997      307,769    182,348          0            0     58,474      311,000       23,019(6)
President and Chief Investment      1996      296,846    203,852          0            0     11,571      261,625       34,693(7)
Officer (9)                         1995      288,173    181,075          0            0     17,615      285,180       36,058(8)

Ronald D. Jarvis, Senior Vice       1997      407,692     70,950     77,164(11)        0     42,050(12)  143,423(14)   60,508(6)
President (10)                      1996      363,000    270,494          0            0     28,370(13)  297,750(15)   64,698(7)
                                    1995      331,000          0          0            0     23,890(13)        0        4,965(8)

Michael J. Dubes, Senior Vice       1997      305,962    140,665          0       16,811     22,970      310,000       29,086(6)
President (16)                      1996      288,269    142,431          0       17,252     15,887      258,125       59,985(7)
                                    1995          N/A        N/A        N/A          N/A        N/A          N/A          N/A
----------------

(1) Includes base salary paid, amounts deferred under salary reduction agreements and amounts applied to purchase certain fringe benefits under the Corporation's cafeteria plan.

(2) Amounts shown for each year include the annual incentive bonuses paid in cash and in Common Stock. Bonus amounts shown in cash that are paid in Common Stock are converted to shares by dividing the dollar amount by the fair market value of the Common Stock on the bonus determination date. Amounts shown for each year also include cash awards, paid in the following year, pursuant to the Corporation's broad-based Success Sharing Plan and ESOP covering all eligible employees of the Corporation.

(3) Amounts shown for each year are based on the closing price of the Common Stock on the date of grant. The total number of restricted shares held, and their value based on the closing price on December 31, 1997, by each of the named executives is as follows: Mr. Turner, 18,278 shares ($752,825); Mr. Flittie, 22,783 shares ($938,375); Mr. Wishart,
         2,847 shares ($117,261); Mr. Dubes, 10,269 shares ($422,954). Dividends are paid on these restricted shares at the same rate as those paid on the Corporation's Common Stock.

(4) The Corporation has not issued any free-standing stock appreciation rights.

(5) Payout amounts shown for each year are for performance cycles ending in that year. Such amounts are determined and paid in cash in the first quarter of the following year.

(6) Includes (a) combined contributions to the Corporation's tax-qualified Success Sharing Plan and ESOP and a nonqualified supplemental plan for the 1997 plan year as follows: Mr. Turner, $33,822; Mr. Flittie, $25,318; Mr. Wishart, $15,465; Mr. Dubes, $15,375; (b) 1997 premiums paid for term life insurance coverage and the actuarially projected current dollar value of the benefit to the executive of the remainder of premiums and the imputed income on the term portion of split dollar life insurance coverage paid by the Corporation on behalf of the named executives as follows: Mr. Turner, $9,815; Mr. Flittie, $7,063; Mr. Wishart, $7,553, Mr. Jarvis, $3,081; Mr. Dubes, $6,359; (c) interest accrued during 1997 on long-term incentive program payout amounts deferred at the executive's election as follows: Mr. Turner, $43,431; Mr. Flittie, $3,107; Mr. Dubes, $7,352. For Mr. Jarvis, includes $43,973 in above-market earnings accrued with respect to deferred compensation accounts during 1997 and not reported as "other annual compensation" (see footnote 11 below) and combined contributions of $13,454 to the Security-Connecticut Corporation ("SCC") Employees' Savings and Profit Sharing Plan, which plan has been merged into the Corporation's Success Sharing Plan and ESOP as of January 1, 1998 and to nonqualified supplemental plans for the 1997 plan year which have been discontinued as to future participation and accruals as of December 31, 1997. Obligations accrued under these supplemental plans at the time of discontinuation have been assumed by the Corporation.

(7) Includes (a) combined contributions to the Corporation's tax-qualified Success Sharing Plan and ESOP and a nonqualified supplemental plan for the 1996 plan year as follows: Mr. Turner, $50,469; Mr. Flittie, $36,573; Mr. Wishart, $24,022; Mr. Dubes, $23,328; (b) 1996 premiums paid for term life insurance coverage and the actuarially projected current dollar value of the benefit to the executive of the remainder of premiums for split dollar life insurance coverage paid by the Corporation on behalf of the named executives as follows: Mr. Turner, $15,638; Mr. Flittie, $13,866; Mr. Wishart, $10,671, Mr. Dubes, $9,415;
         (c) interest accrued during 1996 on long-term incentive program payout amounts deferred at the executive's election as follows: Mr. Turner, $27,385; Mr. Flittie, $3,293; Mr. Dubes, $6,473; (d) lump-sum cash payment of $20,769 in accrued vacation pay as of December 31, 1995 made to Mr. Dubes pursuant to a change in a subsidiary's vacation carry-over policy. For Mr. Jarvis, includes $9,000 in contributions made or accrued under the SCC Employees' Savings and Profit Sharing Plan which plan has been merged into the Corporation's Success Sharing Plan and ESOP and $55,698 in contributions made or accrued under SCC non-qualified supplemental plans.

(8) Includes (a) combined contributions to the Corporation's tax-qualified Success Sharing Plan and ESOP and a nonqualified supplemental plan for the 1995 plan year as follows: Mr. Turner, $51,137; Mr. Flittie, $37,079; Mr. Wishart, $25,136; (b) 1995 premiums paid for term life insurance coverage and the actuarially projected current dollar value of the benefit to the executive of the remainder of premiums for split dollar life insurance coverage paid by the Corporation on behalf of the named executives as follows: Mr. Turner, $16,434; Mr. Flittie, $13,562; Mr. Wishart, $10,922; (c) interest accrued during 1995 on long-term incentive program payout amounts deferred at the executive's election as follows: Mr. Turner, $13,881; Mr. Flittie, $3,161. For Mr. Jarvis, includes contributions made or accrued for fiscal year 1995 under the SCC Employees Savings and Profit Sharing Plan which plan has been merged into the Corporation's Success Sharing Plan and ESOP and under related supplemental plans of SCC.

(9) Mr. Wishart resigned as an executive officer effective January 1, 1998 and will retire effective October 31, 1998.

(10) On July 1, 1997, SCC merged with and into the Corporation (hereinafter the "Acquisition"). Mr. Jarvis served as Chairman, President and Chief Executive Officer of SCC prior to the Acquisition, including January 1 to July 1, 1997, 1996 and 1995, with respect to which compensation for Mr. Jarvis from SCC is included in the Summary Compensation Table.

(11) Includes $1,314 in above-market earnings on 1997 contributions to deferred compensation accounts, earnings of $41,074 paid in 1997 on long-term incentive compensation, car allowance of $10,592, taxable travel expenses paid by SCC of $9,916 and other perquisites and personal benefits totaling $14,268.

(12) Represents securities underlying options granted in 1997 by SCC prior to the Acquisition and converted to options to acquire 28,370 shares of Common Stock of the Corporation pursuant to the terms of the Acquisition, (see note 5, page 16), and options to acquire 13,680 shares of Common Stock granted by the Corporation after the Acquisition.

(13) Represents securities underlying options granted in 1995 and 1996 and converted to options to acquire shares of Common Stock of the Corporation pursuant to the terms of the Acquisition, (see note 5, page
         16).

(14) Mr. Jarvis participated in six months of the three-year performance cycle ending December 31, 1997 under the Corporation's Long-Term Incentive Plan and his 1997 award of $66,667 is based on his six months of participation. In addition, Mr. Jarvis received a prorated award of $76,756 in 1997 for the 1996-1998 performance cycle under SCC's Long-Term Incentive Plan which plan was terminated at the time of the Acquisition. Payments under the SCC Long-Term Incentive Plan were made at the time of the Acquisition, and the Corporation has no further obligations with respect to this plan.

(15) Represents amounts paid for the 1994-1996 performance cycle under the SCC Long-Term Incentive Plan.

(16) Mr. Dubes was not in an executive officer position with the Corporation in 1995.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
-------------------------------------------------------------------------------


                                  [LINE GRAPH]


                        1992     1993      1994      1995      1996      1997
--------------------- -------  -------   -------   -------   -------   -------
ReliaStar              100.00   129.07    120.25    188.93    251.76    365.75
S&P Life Ins. Index    100.00   101.30     84.02    120.64    147.41    184.33
S&P 500 Index          100.00   110.08    111.53    153.45    188.68    251.63
--------------------- -------  -------   -------   -------   -------   -------


*Assumes $100 invested on December 31, 1991 in ReliaStar Financial Corp. Common Stock, the S&P 500 Index and the S&P Life Insurance Index. Total return assumes reinvestment of dividends.

STOCK OPTIONS

      The following tables summarize stock option grants and exercises during 1997 with respect to the CEO and the other executive officers named in the Summary Compensation Table and the estimated value of the options held by such persons at the end of 1997.

                           STOCK OPTION GRANTS IN 1997

                       NUMBER OF
                       SECURITIES   PERCENTAGE OF
                       UNDERLYING   TOTAL OPTIONS                              GRANT DATE
                         OPTIONS       GRANTED      EXERCISE OR                 PRESENT
                         GRANTED       IN 1997      BASE PRICE    EXPIRATION     VALUE
       NAME              (#)(1)          (%)            ($)          DATE        ($)(2)
------------------     -----------  -------------   -----------   ----------   ---------
John G. Turner          150,000(3)        5.64         38.9219      7/10/07    1,815,079

John H. Flittie          38,060(3)        1.43         28.6875      2/12/07      331,911
                          9,714(4)         .36         31.8125      2/10/04       83,732
                         20,058(4)         .75         31.8125      2/08/05      184,420

Steven W. Wishart        15,632(3)         .59         28.6875      2/12/07      136,322
                          3,318(4)         .12         29.7813      2/06/06       30,028
                         19,880(4)         .75         32.3750      2/10/04      168,778
                          5,444(4)         .20         32.3750      2/11/03       42,308
                          1,698(4)         .06         32.3750      2/07/06       16,465
                         12,502(4)         .47         32.3750      2/08/05      114,127

Ronald D. Jarvis (5)     28,370(6)        1.07         24.4450      2/20/07      439,618
                         13,680(3)         .51         34.8750     11/13/07      151,416

Michael J. Dubes         18,508(3)         .70         28.6875      2/12/07      161,403
                          1,761(4)         .07         36.8750      2/10/03       15,479
                          2,701(4)         .10         36.8750      2/06/06       30,552


(1) All options granted may be exercised with cash or already owned shares of Common Stock valued at the time of exercise and include a right to have the Corporation withhold shares upon exercise to satisfy the holder's tax liability incurred as a result of the exercise.

(2) Present values have been estimated using a variation of the Black-Scholes valuation method assuming: a dividend yield calculated over the most recent 12-month period as of the end of the month prior to the grant date (ranges from 1.79% to 2.32%); a volatility factor calculated over the 36-month period as of the end of the month prior to the grant date (ranges from 16.1% to 19.61%); a risk-free rate of return equal to the most recent 52-week average of the 10-year T-Bond rate as of the end of the month prior to the grant date (ranges from 6.38% to 6.61%); and exercise at the end of the option term.

(3) Options granted are exercisable with respect to one-third of the underlying shares on each of the first three one-year anniversaries of the date of grant. The options have a term of ten years, subject to earlier termination in certain events related to termination of employment. The options have a replacement (reload) feature which results in the grant of a new option upon the holder's exercise of the option using previously owned shares or cash equivalent. The replacement option's exercise price is the fair market value of the Common Stock on the replacement option grant date, and its term is equal to the remaining term of the option exercised.

(4) Replacement (reload) options awarded on exercise of options with payment made with previously owned Common Stock or cash equivalent. The replacement option has a term equal to the remaining term of the option exercised, has an exercise price equal to the fair market value of Common Stock on the replacement option grant date and may be exercised six months after the date of grant.

(5) As a result of the Acquisition, the Corporation assumed all outstanding options to purchase SCC common stock, including outstanding options held by Mr. Jarvis. These options are exercisable upon the same terms and conditions as under the SCC option plan under which they were granted, except that each option is exercisable for the number of shares of Common Stock of the Corporation as would have been received pursuant to the Acquisition for the shares of SCC common stock subject to the option had the option been exercisable and exercised immediately prior to the Acquisition, and the exercise price per share is the option price per share in effect immediately prior to the Acquisition divided by the exchange ratio used in the Acquisition. Except as otherwise noted with respect to SCC options awarded to Mr. Jarvis in 1997, the options issued in substitution for previously issued SCC options are not included in the table.

(6) These options were issued to Mr. Jarvis in 1997 prior to the Acquisition pursuant to the SCC option plan and are shown in the table as converted into options of the Corporation as described in note (5) above.


   AGGREGATED STOCK OPTION EXERCISES IN 1997 AND YEAR-END STOCK OPTION VALUES


                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                   SHARES ACQUIRED     VALUE      OPTIONS AT END OF 1997            AT END OF 1997
                     ON EXERCISE     REALIZED   (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
   NAME                  (#)            ($)                (#)                           ($)
----------------   ---------------   ---------  --------------------------    ---------------------------
John G. Turner        28,512           720,876        327,739/258,039              9,037,424/2,505,373
John H. Flittie       49,378           822,630         225,938/73,634              5,591,517/1,206,000
Steven W. Wishart     70,158         1,182,167         202,156/36,318                5,230,235/619,622
Ronald D. Jarvis           0                 0         141,897/44,041                3,666,695/615,301
Michael J. Dubes      29,138           633,724         126,911/45,175                3,591,937/703,467

LONG-TERM INCENTIVE PROGRAM AWARDS

         The Corporation's long-term incentive program provides for payment of awards at the conclusion of three-year performance cycles. Awards are based on the Corporation's quarterly average total shareholder return ("TSR"), for each three-year performance cycle, compared to the quarterly average TSR achieved by a peer group of companies. The peer group is a group of publicly traded companies approved by the Personnel and Compensation Policy Committee which compete in the Corporation's primary lines of business. There are currently 21 companies in the peer group, including the Corporation and all five of the companies included in the S&P Life Insurance Index depicted in the performance graph on page 14. At the commencement of each performance cycle, threshold, par and maximum performance level goals are defined as percentile rankings relative to the peer group.

         Awards are determined as a specified percentage of each executive's annualized base salary in effect for the last year of the performance cycle for the Corporation's attainment of the threshold, par or maximum TSR goals for the cycle. Awards for the performance cycle which ended December 31, 1997 are reported as long-term incentive plan payouts in the Summary Compensation Table on page 12. The following table reflects estimates for awards that may become payable to the CEO and other named executive officers for the performance cycles which were in progress during 1997 but which did not end in 1997, if threshold, par or maximum performance is achieved. The amounts shown for each performance level are based on estimates of the executive's annualized base salary for the final year of the performance cycle using an assumed annual salary increase of five percent. Actual annualized base salary amounts may vary from these estimates. Awards under the program made to any participant for a performance cycle may not exceed $2 million. The award for any performance cycle is not earned until the conclusion of the cycle, and the Committee has the right to amend or discontinue the program as to cycles in progress at any time.

                     PERFORMANCE OR OTHER PERIOD    ESTIMATED FUTURE PAY-OUTS UNDER NON-STOCK-PRICE-BASED PLANS
NAME                 UNTIL MATURATION OR PAY-OUT    THRESHOLD ($)            TARGET ($)           MAXIMUM ($)
------------------   ---------------------------    -----------------------------------------------------------
John G. Turner                1996-1998                119,438                477,750               955,500
                              1997-1999                125,409                501,638             1,003,275

John H. Flittie               1996-1998                 81,900                327,600               655,200
                              1997-1999                 85,995                343,980               687,960

Steven W. Wishart             1996-1998                 27,213                108,850               217,700
                              1997-1999                    N/A                    N/A                   N/A

Ronald D. Jarvis              1996-1998                 26,250                105,000               210,000
                              1997-1999                 45,938                183,750               367,500

Michael J. Dubes              1996-1998                 40,688                162,750               325,500
                              1997-1999                 42,722                170,888               341,775

DEFINED BENEFIT RETIREMENT PLAN

         QUALIFIED DEFINED BENEFIT RETIREMENT PLAN. The following table illustrates the estimated monthly benefit payable under the Corporation's defined benefit retirement plan covering the named executive officers together with amounts that may be payable under supplemental retirement agreements ("SRAs") the Corporation has adopted to replace any qualified defined benefit plan benefits which are limited by operation of certain federal income tax limitations. The Corporation's qualified defined benefit retirement plan provides benefits at normal retirement age 65 for eligible employees. This plan's normal benefit is a five-year certain and life monthly benefit generally equal to two percent of the last five years' average annual regular salary for each of the first 25 years of credited service plus .6 percent of such salary for each of the next ten years of credited service with an overall maximum of 35 years of service counted, minus two percent of the primary Social Security benefit for each year of credited service not in excess of 25. Final average salary includes regular cash compensation, including any amounts deferred under salary reduction agreements and contributed to the Corporation's 401(k) plan and amounts elected to be applied to purchase certain fringe benefits pursuant to the Corporation's cafeteria plan through salary reduction agreements, but does not include incentive compensation. The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes a maximum limit on the annual retirement benefits payable under qualified retirement plans. For 1997, that annual limit was $125,000. In addition, the Internal Revenue Code limits the amount of annual compensation that may be considered under qualified retirement plans. In 1997, that annual limit was $160,000. The table shown below does not take into consideration either of these limitations. The Corporation has adopted SRAs that are designed to replace any pension plan benefits to which a participant would otherwise be entitled but for these limitations. Executive officers of the Corporation, including the named executive officers, are covered under these SRAs. Current compensation covered by a combination of the defined benefit retirement plan and the SRA for each of the named executive officers is as follows: Mr. Turner, $700,000; Mr. Flittie, $520,000; Mr. Wishart, $311,000; and Mr. Dubes, $310,000. Years of credited service for the named executive officers are as follows: Mr. Turner, 30 years; Mr. Flittie, 12 years; Mr. Wishart, 27 years; and Mr. Dubes, 30 years. Mr. Flittie has an unfunded agreement which will provide him with a supplemental retirement benefit, payable outside of the Corporation's qualified defined benefit retirement plan, based on 25 years of credited service at age 65, less the amount of his actual retirement benefit payable under such plan. The table below shows the estimated monthly retirement benefit from the Corporation's qualified defined benefit retirement plan for the salary and length of service shown net of the Social Security offset. The Social Security offset reflected in the table is the maximum primary Social Security benefit for a fully insured retiree at December 31, 1997.

                                              ESTIMATED FIVE-YEAR CERTAIN AND LIFE MONTHLY ANNUITY AT AGE 65
                                                                    YEARS OF CREDITED SERVICE
                                              --------------------------------------------------------------
FINAL AVERAGE ANNUAL REGULAR SALARY($)              15         20           25          30           35
--------------------------------------              --         --           --          --           --
200,000.......................................     4,597      6,130        7,662        8,162       8,662
250,000.......................................     5,847      7,797        9,746       10,371      10,996
300,000.......................................     7,097      9,463       11,829       12,579      13,329
350,000.......................................     8,347     11,130       13,912       14,787      15,662
400,000.......................................     9,597     12,797       15,996       16,996      17,996
450,000.......................................    10,847     14,463       18,079       19,204      20,329
500,000.......................................    12,097     16,130       20,162       21,412      22,662
550,000.......................................    13,347     17,797       22,246       23,621      24,996
600,000.......................................    14,597     19,463       24,329       25,829      27,329
650,000.......................................    15,847     21,130       26,412       28,037      29,662
700,000.......................................    17,097     22,797       28,496       30,246      31,996
750,000.......................................    18,347     24,463       30,579       32,454      34,329
800,000.......................................    19,597     26,130       32,662       34,662      36,662
850,000.......................................    20,847     27,797       34,746       36,871      38,996
900,000.......................................    22,097     29,463       36,829       39,079      41,329
950,000.......................................    23,347     31,130       38,912       41,287      43,662

In connection with the Acquisition, the SCC Employees' Retirement Plan and nonqualified supplemental plan, in which Mr. Jarvis was a participant, was merged effective January 1, 1998 into the Corporation's qualified defined benefit retirement plan, and the SCC plan was frozen as to prospective eligibility and benefit accruals. As of December 31, 1997, Mr. Jarvis' combined monthly vested accrued benefit under the SCC plan and nonqualified supplemental plan was $14,893. Future qualified defined benefit plan benefit accruals for Mr. Jarvis will be determined under the Corporation's qualified defined benefit retirement plan and SRAs as described above with Mr. Jarvis receiving 32 years of credited service under such plans.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The Corporation has established a Supplemental Executive Retirement Plan ("SERP") for executive officers selected by the Personnel and Compensation Policy Committee, including those named in the Summary Compensation Table, except Mr. Jarvis. Under the SERP, participants whose termination of employment occurs after age 55 and 10 or more years of vesting service, or after age 65 and five or more years of vesting service are entitled to a monthly pension beginning at or after age 65, determined as follows: If the participant has completed 10 or more years of credited service, the supplemental benefit is the amount by which 55% of the participant's last five years average annual compensation (salary plus annual bonus) exceeds the SERP offset amount. The SERP offset amount is the sum of the following: (i) the amount payable under the Corporation's qualified defined benefit retirement plan described above, (ii) the participant's monthly primary Social Security benefit offset determined under the retirement plan as described above, (iii) an amount which approximates the monthly benefit payable to the participant which is attributable to employer contributions under the Corporation's qualified and supplemental defined contribution plans, (iv) the amount of any vested pension earned by the participant under a prior employer's defined benefit plan or under a prior employer's defined contribution plan if that plan was the prior employer's primary retirement plan, and (v) the amount payable under any other supplemental retirement plan or agreement covering the participant. If the participant has less than ten years of credited service, the SERP amount is 10% of the SERP amount determined as described above for each year of the participant's credited service up to 10. The SERP is unfunded. The following table shows selected estimated annual benefits payable under the SERP, calculated as a five-year certain and life monthly benefit, assuming retirement at age 65 in 1998, to persons having at least ten years of service and the indicated average annual compensation after reduction for the primary Social Security benefit offset but before reductions for any of the other offsets listed above. For purposes of the SERP, the years of service as of December 31, 1997 for the named executive officers is as follows: Mr. Turner, 30 years; Mr. Flittie, 12 years; Mr. Wishart, 27 years; and Mr. Dubes, 30 years. Current compensation covered by the SERP for the named executive officers is as follows: Mr. Turner, $1,103,052; Mr. Flittie, $753,768; Mr. Wishart, $484,962; and Mr. Dubes, $441,502.

SALARY + ANNUAL INCENTIVE($)             ESTIMATED ANNUAL BENEFIT ($)
----------------------------             ----------------------------

            350,000                                  176,396
            400,000                                  203,896
            450,000                                  231,396
            500,000                                  258,896
            550,000                                  286,396
            600,000                                  313,896
            650,000                                  341,396
            700,000                                  368,896
            750,000                                  396,396
            800,000                                  423,896
            850,000                                  451,396
            900,000                                  478,896
            950,000                                  506,396
          1,000,000                                  533,896
          1,050,000                                  561,396
          1,100,000                                  588,896
          1,150,000                                  616,396
          1,200,000                                  643,896
          1,250,000                                  671,396
          1,300,000                                  698,896
          1,350,000                                  726,396
          1,400,000                                  753,896
          1,450,000                                  781,396
          1,500,000                                  808,896
          1,550,000                                  836,396

         Mr. Jarvis does not participate in the Corporation's SERP. Mr. Jarvis is a participant in the SCC Executive Salary Continuation Plan for which the Corporation assumed obligations existing as of December 31, 1997. The amount of the salary continuation benefit is 2% of Mr. Jarvis' final monthly salary multiplied by the total number of years of participation in the plan, up to a maximum of 10% of his final monthly salary. This benefit is contingent upon Mr. Jarvis refraining from competing with the Corporation while receiving the benefit. In the event of Mr. Jarvis' death before retirement and the attainment of age 65, Mr. Jarvis' surviving spouse shall receive annual payments during the spouse's lifetime equal to 25% of Mr. Jarvis' final annual rate of pay until the later of the date on which Mr. Jarvis would have attained age 65 or 10 years. Mr. Jarvis' current salary covered under this plan is $407,692.

CHANGE IN CONTROL AND TERMINATION ARRANGEMENTS

      The Corporation has management agreements with each of its executive officers. If, following a change in control of the Corporation, a named executive's employment is involuntarily terminated as defined in the agreements, the executive may, depending upon the timing and subject to certain limitations, be entitled to receive lump-sum cash severance compensation equal to three times the sum of (i) the executive's base annual salary in effect at the time of termination of employment plus (ii) the average annual bonus payable to the executive for the shorter of the most recent completed three years or the actual period of the executive's employment with the Corporation or its subsidiaries. The executive is also entitled to continuation of certain insurance benefits and to receive a lump-sum cash payment of the present value of the additional qualified and nonqualified supplemental defined benefit pension benefits which the executive would have earned had employment continued to the earlier of three years following termination of employment or to age 65. In addition, all stock options granted to the executive vest and become exercisable upon a change of control, and all restrictions on any restricted shares of Common Stock granted to the executive lapse upon such change of control. The Corporation will also reimburse an executive for legal expenses incurred to resolve disputes under the agreements.

         Mr. Jarvis had an employment agreement with SCC at the time of the Acquisition. Under the terms of the employment agreement a change in control of SCC occurred at the time of the Acquisition on July 1, 1997 and the Corporation assumed SCC's obligations under the employment agreement. Pursuant to the terms of his employment agreement, upon a change in control of SCC, if Mr. Jarvis is terminated for any reason other than "for cause," or resigns for "good reason" within two years of a change in control of the SCC, the Corporation is obligated to pay Mr. Jarvis an amount equal to three years' base salary in effect at the date of termination plus an average bonus for the previous three fiscal years. In addition, the agreement provides for other benefits, such as outplacement services, medical benefits for three years after the termination date, credit for three additional years of service after the date of termination under retirement plans and other fringe benefits. A voluntary termination within one year of a change of control will be considered a resignation for "good reason." If Mr. Jarvis resigns for "good reason" after two years have elapsed following a change in control of SCC, the Corporation is obligated to pay Mr. Jarvis an amount equal to one year's base salary plus average bonus.

         The Corporation has established grantor trusts under which the Corporation may set aside funds to satisfy the obligations of the Corporation and its subsidiaries under their incentive compensation plans, deferred compensation programs and supplemental profit sharing plans. The CEO, with the approval of the Personnel and Compensation Policy Committee, has caused the Corporation to partially fund one of these trusts. In the event of a change of control of the Corporation, the trusts provide that funds shall automatically be irrevocably contributed to the trusts. In connection with the Acquisition, a grantor trust established by SCC for similar purposes was funded.

         Under the terms of the stock options granted to directors, officers and key employees, if there is a change in control of the Corporation, as defined in the Corporation's stock option plans, any outstanding options in which the grantee is not vested shall immediately vest and become exercisable.

         The Board of Directors has adopted a policy providing that the Corporation's health, welfare and severance plans and policies shall not be changed, except as legally required, for three years following a change in control of the Corporation and has approved amendments to the Corporation's qualified retirement plans which provide full vesting of accrued benefits for participants whose employment terminates under certain circumstances within three years following a change of control of the Corporation.

DIRECTORS' COMPENSATION

         ANNUAL RETAINER AND MEETING FEES. Directors of the Corporation, except directors who also serve as officers, are currently paid an annual retainer of $24,000. The annual retainer for directors who also serve as Chair of a committee of the Board of Directors is currently $28,000. Directors, except those who also serve as officers, also receive a meeting fee of $1,000 for each Board or committee meeting attended.

         Pursuant to amendments to the ReliaStar Stock Ownership Plan for Nonemployee Directors ("Directors' Stock Plan") approved by shareholders at the Corporation's 1997 Annual Meeting, directors are required to receive payment of 30% of their annual retainer in shares of the Corporation's Common Stock. Directors also may elect to receive Common Stock in payment of all or a portion of the balance of their annual retainer and meeting fees. Directors may elect to have any annual retainer or meeting fees otherwise payable in Common Stock credited to a Deferred Share Account pursuant to the terms of the Directors' Stock Plan. Directors may also elect to defer fees otherwise payable in cash pursuant to the terms of the ReliaStar Deferred Compensation Plan for Nonemployee Directors ("Directors' Deferred Compensation Plan").

         DEFERRED SHARE ACCOUNT. Pursuant to the director's written election in advance of any board year, any annual retainer or meeting fee amounts otherwise payable to the director in Common Stock shall be credited to a Deferred Share Account on the date payable with the number of Deferred Share Account units equal to the number of such shares of Common Stock. The Deferred Share Account is an unsecured bookkeeping account in which the Corporation's liability is measured by and is payable in Common Stock. On any date that cash dividends are payable on the Common Stock, additional units are credited to the Deferred Share Account in a dollar amount equal to the dividends which would be paid if the units credited to such account on the dividend record date were Common Stock shares. The Corporation has designated, as a funding vehicle for its liability under the Deferred Share Accounts, a rabbi trust with an independent trustee. The trust is funded with Common Stock held by the trustee in its name, on a commingled basis, and all assets of the trust are subject to the claims of the general creditors of the Corporation. The Common Stock held in the trust are voted by the trustee in its discretion, provided that each director having units in the Deferred Share Account may instruct the trustee with respect to the voting of a fraction of the Common Stock held by the trust on the applicable record date, the numerator of which is the number of units credited to the director's Deferred Share Account as of the record date and the denominator of which is the total number of Share units credited to all Deferred Share Accounts on that date.

         DIRECTORS' DEFERRED COMPENSATION PLAN. Under the terms of the Directors' Deferred Compensation Plan, directors may elect to defer all or a portion of the annual retainer not required to be paid in Common Stock and meeting fees which are payable in cash in an unfunded, unsecured deferred cash account.

         DIRECTORS' STOCK OPTIONS. The Directors' Stock Plan also provides for annual nondiscretionary grants of options to purchase 2,500 shares of Common Stock to be made on the date of each Annual Meeting to each nonemployee director whose term continues past the Annual Meeting. The Board of Directors has voted to amend the Directors' Stock Plan to provide for annual nondiscretionary grants of options to purchase 3,500 shares of Common Stock, commencing with the Board year following the 1998 Annual Meeting. Pursuant to the Directors' Stock Plan, options to purchase 2,500 shares of Common Stock at $30.5625 per share were granted to each such nonemployee director on May 8, 1997. The exercise price of the options is the fair market value of the Common Stock shares as of the date of grant, and each option is for a term of ten years. The options are nonqualified stock options. Options may be exercised by payment of cash or transfer of shares of Common Stock already owned by the director with a market value equal to the exercise price. The exercise price also may be paid by delivering instructions to the Corporation to withhold from the shares of Common Stock that would otherwise be issued upon exercise that number of Common Stock having a fair market value equal to the exercise price.

         Options granted to the director vest and become exercisable in three equal annual installments on each of the first three anniversaries of the date of grant. A director whose service as a director terminates before the award is vested will forfeit any nonvested options upon termination of service unless such termination is a qualified termination. A qualified termination is termination of service due to the director's death or disability or retirement from the Board in accordance with the Board's policy on retirement of nonemployee directors then in effect. In the event of a director's qualified termination, any nonvested stock options granted to the director immediately shall vest and become exercisable. Options granted under the Directors' Stock Plan are exercisable only by the director or by his or her beneficiary in the event of the director's death during the option term. In no event shall any option granted be exercisable at any time after ten years plus one day after the date the option is granted.

         OTHER COMPENSATION. The Corporation also has a retirement plan for its nonemployee directors. Under this plan, retiring directors who have served on the Board as nonemployee directors for at least five years are eligible to receive an annual benefit equal to the annual retainer in effect on the director's last day of service on the Board. This benefit is payable in cash for a period equal to the shorter of term of service as a nonemployee director or fifteen years. In addition, Mr. James also received $6,000 in meeting fees and a $6,000 retainer for his service as Chairman of the Northern Life Advisory Board, an advisory board of Northern Life Insurance Company, a subsidiary of the Corporation. Mr. James will receive an annual retainer of $6,500 for his services in this capacity during 1998, plus $1,000 for each Northern Life Advisory Board meeting attended during 1998 and for each Northern Life Insurance Company Board meeting attended during 1998 in his capacity as Chairman of the Northern Life Advisory Board. In addition, Mr. James has a consulting agreement with the Corporation, effective January 1, 1998, in which Mr. James will be paid $200 per hour on an as-needed basis with regard to the Corporation's subsidiary, ReliaStar Bank.



                                   PROPOSAL 2


                      PROPOSAL TO RATIFY THE APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         At the Annual Meeting shareholders will consider a proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Corporation for 1998. Deloitte & Touche LLP served as independent public accountants for the Corporation for 1997. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

         The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the Corporation for 1998. Proxies solicited by the Board will be so voted unless shareholders specify otherwise on their proxies.


Dated March 24, 1998

                            RELIASTAR FINANCIAL CORP.
                             MINNEAPOLIS, MINNESOTA
              SHAREHOLDER'S PROXY -- ANNUAL MEETING -- MAY 14, 1998
                 (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints John G. Turner, John H. Flittie and Richard R. Crowl, and each of them, attorneys and proxies, with power of substitution and revocation to each, to vote all shares of the Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Corporation to be held on Thursday, May 14, 1998, at 10 o'clock a.m., Minneapolis time, at the general offices of the Corporation at 20 Washington Avenue South, Minneapolis, Minnesota, and at any adjournments thereof, upon any and all business that may properly come before said meeting.

This proxy shall be voted as follows:
--------------------------------------------------------------------------------
1.  ELECTION OF DIRECTORS

[ ] FOR ALL NOMINEES LISTED BELOW              [ ] WITHHOLD AUTHORITY
    (EXCEPT AS MARKED TO THE CONTRARY BELOW)       TO VOTE FOR ALL NOMINEES

            WILLIAM A. HODDER, RICHARD L. KNOWLTON AND JOHN G. TURNER (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                     THAT NOMINEE'S NAME IN THE SPACE BELOW)

   ----------------------------------------------------------------------------

2. PROPOSAL TO RATIFY APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1998

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN




                                     (OVER)

                                [LOGO] RELIASTAR

                          (CONTINUED FROM OTHER SIDE)

THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED ON THIS PROXY, BUT IF NO SPECIFICATION IS MADE, THEY WILL BE VOTED FOR PROPOSALS 1 AND 2. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MAY 14, 1998 ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.


                                        Dated ____________________________, 1998


                                        ________________________________________
                                                      (Signature)


                                        ________________________________________
                                                      (Signature)


                                        Please sign exactly as addressed, but if executed by a corporation, fiduciary, etc., sign that name and add signature and capacity of authorized signer.

                                        PLEASE MARK, SIGN, DATE AND RETURN THIS
                                        PROXY CARD PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.

                 RELIASTAR COMMON STOCK VOTING INSTRUCTION FORM
                     RELIASTAR SUCCESS SHARING PLAN AND ESOP
                        MUST BE RECEIVED BY NORWEST BANK
                            NO LATER THAN MAY 5, 1998

I hereby instruct The Northern Trust Company, the Trustee of the ReliaStar Success Sharing Plan and ESOP ("Plan"), to vote my interest in the shares of ReliaStar Common Stock held in the Plan by the Trustee at the close of business on March 17, 1998, at the Annual Meeting of ReliaStar Financial Corp., to be held on May 14, 1998, and at any adjournment thereof, in the manner directed below with respect to the matters described in the accompanying Notice of Annual Meeting and Proxy Statement for said meeting.

This proxy shall be voted as follows:
--------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS

[ ] FOR ALL NOMINEES LISTED BELOW                 [ ] WITHHOLD AUTHORITY
    (EXCEPT AS MARKED TO THE CONTRARY BELOW)          TO VOTE FOR ALL NOMINEES

            WILLIAM A. HODDER, RICHARD L. KNOWLTON AND JOHN G. TURNER (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                     THAT NOMINEE'S NAME IN THE SPACE BELOW)


   ----------------------------------------------------------------------------

2. PROPOSAL TO RATIFY APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1998

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN




                                     (OVER)

                                [LOGO] RELIASTAR


                          (CONTINUED FROM OTHER SIDE)

I UNDERSTAND THAT THIS INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BY MAY 5, 1998. I ALSO ACKNOWLEDGE RECEIPT OF THE PROXY MATERIALS FOR THE 1998 ANNUAL MEETING.

IF NO INSTRUCTION IS INDICATED ABOVE, THE TRUSTEE IS INSTRUCTED TO VOTE MY INTEREST IN THE RELIASTAR COMMON STOCK HELD BY THE TRUST ON THE PROPOSALS SHOWN PROPORTIONATELY IN ACCORDANCE WITH INSTRUCTIONS RECEIVED FROM OTHER PLAN PARTICIPANTS WITH RESPECT TO SHARES OF RELIASTAR COMMON STOCK ("RELIASTAR SHARES"). I UNDERSTAND THAT RELIASTAR SHARES FOR WHICH THE TRUSTEE DOES NOT RECEIVE VOTING INSTRUCTIONS, INCLUDING UNALLOCATED ESOP COMMON SHARES, WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS ALL RELIASTAR SHARES FOR WHICH THE TRUSTEE RECEIVES VOTING INSTRUCTIONS. IF NO INSTRUCTIONS ARE RECEIVED FROM ANY PARTICIPANTS, THE TRUSTEE WILL VOTE "FOR" THE ABOVE PROPOSALS. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THE TRUSTEE SHALL VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.


                                        Dated ____________________________, 1998


                                        ________________________________________
                                                Signature of Participant


                                        (Please date and sign exactly as shown.)